LightPath Technologies Announces Financial Results for the Fiscal First Quarter 2009

ORLANDO, FL -- 11/10/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the first quarter of fiscal 2009 ended September 30, 2008.

First Quarter Highlights:

--  Gross Profit improves to $631,000, an increase of $392,000 or 164%, compared to the fiscal 2008 first quarter
--  Gross margin improves to 27% compared to 10% for the same period in the previous fiscal year
--  Our order backlog scheduled to ship in the next twelve months increased to $3.2 million from $3.0 million at June 30, 2008

Jim Gaynor, Chief Executive Officer of LightPath, commented, "During the first quarter of fiscal 2009 we were able to reduce our direct costs, increase gross margins, and narrow our net loss not only on a year over year basis, but from the fourth quarter of fiscal 2008 as well. These improvements were a direct result of the conversion to lower cost glass preforms, improved production yields in both Shanghai and Orlando and using in-house built holders, which are used to hold molded glass lenses for some applications. Our gross margin for the first quarter of fiscal 2009 improved from 10% to 27% compared to the first quarter of fiscal 2008, and from 24% to 27% compared to the fourth quarter of fiscal 2008. We anticipate continuing to improve margins in fiscal 2009 as increased sales allow us to leverage our overhead costs."

Mr. Gaynor, continued, "We are also pleased with our improved balance sheet as we were able to significantly reduce our current and total liabilities thus improving our current ratio. As is shown in the attached chart comparing our EBITDA for the past five quarters, the company has made significant improvement at similar revenue levels. There has been a 50% improvement from the first quarter of fiscal 2008 compared to the first quarter of fiscal 2009. Going forward we anticipate lower cash usage due to the effect of the cost reduction steps which have been implemented."

Financial Results for the 2009 Fiscal First Quarter Ended September 30, 2008

Revenue for the first quarter of fiscal 2009 ended September 30, 2008 totaled $2.34 million compared to $2.31 million for the first quarter of fiscal 2008 ended September 30, 2007, an increase of 1%. The increase year over year was primarily attributable to higher sales volumes of molded optics products and isolators, offset by lower sales volumes of gradium and collimators. Growth in sales going forward will come primarily from the precision molded optics driven by low cost lenses in Asia.

As of September 30, 2008 the Company's backlog of orders to be filled in less than one year, increased to $3.2 million compared to $3.0 million as of June 30, 2008.

Cost of sales for the first quarter of fiscal 2009 totaled $1.7 million, a decrease of $363,000 or 18%, compared to $2.1 million for the same period one year earlier. Direct costs, which include material, labor and services, remained in control at 24% of sales in the first quarter of fiscal 2009. Gross profit for the first quarter of fiscal 2009 totaled $631,000 compared to $239,000 for the first quarter of fiscal 2008, an increase of $392,000 or 164%. As a result, the gross margin improved for the fiscal first quarter of 2009 to 27% compared to 10% for the same period one year earlier.

During the first quarter of fiscal 2009 total operating costs and expenses decreased $247,000 to $1.5 million compared to $1.8 million for the same period in fiscal 2008. Included in total operating costs and expenses were selling, general and administrative expenses which for the first quarter of fiscal 2009 decreased $207,000 or 14% to $1.2 million compared to $1.4 million for the same period one year earlier. As a result, total operating loss for the first quarter of fiscal 2009 improved to $0.9 million compared to $1.5 million for the same period in 2008.

Net loss for the first quarter of fiscal 2009 ended September 30, 2008 totaled $1.0 million or $0.19 per basic and diluted share compared to a net loss of $1.5 million or $0.28 per basic and diluted share for the first quarter of fiscal 2008 ended September 30, 2007. This represents a $479,000 decrease in net loss. The weighted average shares outstanding as of September 30, 2008 and 2007 were 5.4 million and 5.3 million, respectively.

On the balance sheet, cash and cash equivalents totaled $1.2 million at September 30, 2008. Total current assets and total assets at September 30, 2008 were $4.1 million and $6.6 million compared to $3.3 million and $5.5 million at September 30, 2007, respectively. Total current liabilities and total liabilities at September 30, 2008 were $1.9 million and $3.8 million compared to $3.0 million and $3.3 million, respectively. As a result, the current ratio as of September 30, 2008 improved to 2.13 to 1 compared to 1.10 to 1 for the same period one year earlier. Total stockholders' equity as of September 30, 2008 totaled $2.8 million. Cash used in operations for the first quarter of fiscal 2009 was $1.6 million compared to $1.3 million in the same period last year. This increase in the utilization of operating cash flow was primarily due to increasing payments to vendors to reduce the outstanding balances that accrued over the preceding six months. Going forward, management does not anticipate a similar impact to cash flow as the payables were reduced from $1.83 million at June 30, 2008 to $1.12 million at September 30, 2008.

Jim Gaynor stated, "We are also encouraged by the increase of our backlog of orders to be shipped within one year to $3.2 million. We are beginning to see the results of our efforts to enter into high volume lower cost commercial markets. We have solidified orders for laser tools and increased quote activity for our Black Diamond and collimator product lines. Going forward we will continue our focus on the lower cost higher volume market opportunities and broaden our exposure in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Friday, November 14th at 11 a.m. EST to discuss the company's financial and operational performance for the first quarter of fiscal 2009. Dial-in information for the session is 877-407-9210 or 201-689-8049 if dialing internationally. It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 11 a.m. call. The call is also being webcast and may be accessed at LightPath's website at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LightPath Technologies
EBITDA Comparison

                  Actual      Actual      Actual      Actual      Actual
                  Q1 2008     Q2 2008     Q3 2008     Q4 2008     Q1 2009
                ----------  ----------  ----------  ----------  ----------

Revenue          2,308,753   2,021,566   2,114,196   2,381,956   2,337,762
Cost of sales    2,070,042   2,016,257   1,694,679   1,814,420   1,706,758
                ----------  ----------  ----------  ----------  ----------
  Gross margin     238,711       5,309     419,517     567,536     631,004
                        10%          0%         20%         24%         27%

                ----------  ----------  ----------  ----------  ----------
Total operating
 costs and
 expenses        1,753,554   1,669,438   1,602,495   1,665,083   1,505,922
                ----------  ----------  ----------  ----------  ----------
Operating loss  (1,514,843) (1,664,129) (1,182,978) (1,097,547)   (874,918)
Other income
 (expense)          11,795      20,978      (7,291)    (33,754)   (148,891)
                ----------  ----------  ----------  ----------  ----------
Net Loss        (1,503,048) (1,643,151) (1,190,269) (1,131,301) (1,023,809)
                ==========  ==========  ==========  ==========  ==========

Depreciation &
 Amortization      103,962     109,509     117,165     128,715     176,653
Interest expense    17,738      11,190      19,357      38,516     158,722
                ----------  ----------  ----------  ----------  ----------
EBITDA          (1,381,348) (1,522,452) (1,053,747)   (964,070)   (688,434)
                ==========  ==========  ==========  ==========  ==========

                       LIGHTPATH TECHNOLOGIES, INC.
                       Consolidated Balance Sheets

                                                 Unaudited
                                                September 30,   June 30,
                     Assets                         2008          2008
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                        1,154,183       358,457
  Trade accounts receivable, net of allowance
   of $64,713 and $44,862                          1,566,025     1,334,856
  Inventories, net                                 1,176,831     1,323,555
  Prepaid expenses and other assets                  156,231       277,359
                                                ------------  ------------
        Total current assets                       4,053,270     3,294,227
  Property and equipment - net                     1,774,507     1,937,741
  Intangible assets - net                            191,520       199,737
  Debt costs, net                                    526,870             -
  Other assets                                        57,306        57,306
                                                ------------  ------------
               Total assets                        6,603,473     5,489,011
                                                ============  ============
       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                 1,123,354     1,827,461
  Accrued liabilities                                154,194       196,125
  Accrued severance                                   64,990        97,401
  Accrued payroll and benefits                       374,170       423,222
  Secured note payable                                     -       260,828
  Note payable, current portion                      166,645       166,645
  Capital lease obligation, current portion           19,232        18,603
                                                ------------  ------------
        Total current liabilities                  1,902,585     2,990,285
                                                ------------  ------------

Deferred rent                                        223,027       222,818
Capital lease obligation, excluding current
 portion                                                   -         5,050
Note payable, excluding current portion               69,435       111,097
8% Debentures, net of debt discount                1,606,418             -
                                                ------------  ------------
        Total liabilities                          3,801,465     3,329,250

Stockholders’ equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                   -            -
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized; 5,447,433
   and 5,331,664 shares issued and outstanding        54,474        53,317
    Additional paid-in capital                   201,500,463   199,847,356
    Foreign currency translation adjustment           33,161        21,369
    Accumulated deficit                         (198,786,090) (197,762,281)
        Total stockholders’ equity                 2,802,008     2,159,761
                                                ------------  ------------
        Total liabilities and stockholders’
         equity                                    6,603,473     5,489,011
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Operations

                                                        Unaudited
                                                    Three months ended
                                                       September 30,
                                                    2008          2007
                                                ------------  ------------

Product sales, net                              $  2,337,762  $  2,308,753
Cost of sales                                      1,706,758     2,070,042
                                                ------------  ------------

        Gross margin                                 631,004       238,711

Operating expenses:

  Selling, general and administrative              1,229,519     1,436,857
  New product development                            274,693       308,480
  Amortization of intangibles                          8,217         8,217
  Gain on sale of property & equipment                (6,507)            -
                                                ------------  ------------

        Total costs and expenses                   1,505,922     1,753,554
                                                ------------  ------------

        Operating loss                              (874,918)   (1,514,843)

Other income (expense)

  Interest expense                                  (158,722)      (17,738)
  Investment and other income                          9,831        29,533
                                                ------------  ------------

      Net loss                                  $ (1,023,809) $ (1,503,048)
                                                ============  ============

Foreign currency translation adjustment               11,792        20,796
                                                ------------  ------------

      Comprehensive loss                        $ (1,012,017) $ (1,482,252)
                                                ============  ============

Loss per share (basic and diluted)              $      (0.19) $      (0.28)
                                                ============  ============

Number of shares used in per share calculation     5,412,059     5,321,844
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Cash Flows

                                                        Unaudited
                                                    Three months ended
                                                       September 30,
                                                --------------------------
                                                    2008          2007
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $ (1,023,809) $ (1,503,048)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 176,653       103,962
       Foreign exchange translation adjustment        11,792        20,796
       Amortization of debt issuance costs and
        debt discount                                 96,323             -
       Gain on sale of property and equipment         (6,507)            -
       Stock based compensation                       18,498        58,746
       Provision for doubtful accounts
        receivable                                    19,851        63,050
Changes in operating assets and liabilities:
   Trade accounts receivables                       (251,020)       (7,195)
   Inventories                                       146,724        94,441
   Prepaid expenses and other assets                  (3,420)       73,835
   Deferred rent                                         209             -
   Accounts payable and accrued liabilities         (827,501)     (155,420)
                                                ------------  ------------
          Net cash used in operating
           activities                             (1,642,207)   (1,250,833)
                                                ------------  ------------
Cash flows from investing activities
   Purchase of property and equipment                (14,421)     (119,470)
   Proceeds from sale of equipment                    36,591             -
                                                ------------  ------------
          Net cash (used in) provided
           by investing activities                    22,170      (119,470)
Cash flows from financing activities
 Proceeds from sale of common stock, net of costs          -     2,979,500
  Common stock issued for interest on debt            39,053             -
 Proceeds from sale of common stock from
  employee stock purchase plan                        11,191        27,632
 Borrowings on 8% convertible debenture            2,929,000             -
  Issuance costs associated with convertible
   debentures                                       (256,570)            -
 Payments on secured note payable                   (260,828)            -
 Payments on capital lease obligation                 (4,421)       (3,871)
 Payments on note payable                            (41,662)      (41,661)
                                                ------------  ------------
Net cash provided by financing activities          2,415,763     2,961,600
                                                ------------  ------------
Increase in cash and cash equivalents                795,726     1,591,297
Cash and cash equivalents, beginning of period       358,457     1,291,364
                                                ------------  ------------
Cash and cash equivalents, end of period        $  1,154,183  $  2,882,661
                                                ============  ============
Supplemental disclosure of cash flow
 information:
    Interest paid in cash                       $     22,277  $      7,787
 Supplemental disclosure of non-cash investing
  activity:
     Interest paid in common stock              $     39,053  $          -
     Fair value of warrants issued to broker of
      debt financing                            $    194,057  $          -
     Fair value of warrants & incentive shares
      issued to debenture holders               $    790,830  $          -
     Fair value of beneficial conversion
      feature underlying convertible debentures $    600,635  $          -

LIGHTPATH TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Quarter ended September 30, 2008

                                         Class A
                               -----------------------------
                                       Common Stock           Additional
                               -----------------------------    Paid-in
                                   Shares         Amount        Capital
                               -------------- -------------- -------------
Balances at June 30, 2008           5,331,664 $       53,317 $ 199,847,356

Issuance of common stock for
 interest on convertible
 debentures                            27,893            278        38,775
Issuance of common stock under
 debenture agreement recorded
 as debt discount                      73,228            732        74,399
Issuance of warrants under
 debenture agreement recorded
 as debt costs                              -              -       194,057
Issuance of common stock under
 the Employee Stock Purchase
 Plan                                   9,648             96        11,095
Issuance of restricted stock
 awards, net                            5,000             50           (50)
Issuance of warrants and
 recording of  beneficial
 conversion feature under
 debenture agreement recorded
 as debt discount                                                1,316,333
Stock based compensation                                            18,498
Foreign currency adjustment
Net Loss
                               -------------- -------------- -------------
Balances at September 30, 2008      5,447,433 $       54,474 $ 201,500,463
                               ============== ============== =============

                                                 Foreign
                                                Currency        Total
                                Accumulated    Translation   Stockholders'
                                  Deficit       Adjustment      Equity
                               -------------  -------------- -------------
Balances at June 30, 2008      $(197,762,281) $       21,369 $   2,159,761

Issuance of common stock for
 interest on convertible
 debentures                                                         39,053
Issuance of common stock under
 debenture agreement recorded
 as debt discount                                                   75,131
Issuance of warrants under
 debenture agreement recorded
 as debt costs                                                     194,057
Issuance of common stock under
 the Employee Stock Purchase
 Plan                                                               11,192
Issuance of restricted stock
 awards, net                                                             -
Issuance of warrants and
 recording of  beneficial
 conversion feature under
 debenture agreement recorded
 as debt discount                                                1,316,333
Stock based compensation                                            18,498
Foreign currency adjustment                           11,792        11,792
Net Loss                          (1,023,809)                   (1,023,809)
                               -------------  -------------- -------------
Balances at September 30, 2008 $(198,786,090) $       33,161 $   2,802,008
                               =============  ============== =============

Contacts:

LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

Alliance Advisors, LLC
Mark McPartland
Vice President
+1 (910) 686-0455
markmcp@allianceadvisors.net